Exhibit 10.4

LABOR CONTRACT

THIS LABOR CONTRACT (“Labor Contract”) made as of April 9, 2005, is entered into by and between HONGJUN ZOU (the “Employee”) and e-FUTURE (BEIJING) TORNADO INFORMATION TECHNOLOGY INC., a Chinese corporation, with an address at 3/F, Tower E2, Orient Plaza, No. 1 East Chang An Avenue, Dong Cheng District, Beijing 100738, People’s Republic of China (the “Company”).

In accordance with the provisions of the Labor Law of the People’s Republic of China, the Regulations on Labor Contract of Beijing Municipality, and other related laws and regulations, the Company and the Employee (collectively, the “Parties”), in consideration of the covenants contained herein and on the basis of mutual understanding and consultation, hereby agree as follows:

Article 1

Duration of the Contract

1.1. This Labor Contract is made effective as of April 9, 2005.

Article 2

Job Title, Description, and Location

2.1. Job Title. In accordance with the actual needs of the Company, the Employee agrees to take the position of Chief Operating Officer (“COO”) of the Company. As COO, the Employee shall also be a full member of the senior management of the Company.

2.2. Job Description. The COO shall be responsible for the routine operation management of the Company; daily operation, organization and management of the Company; management of the Company’s administration, human resources, and daily finances; and shall assist the Chief Executive Officer in decision-making.

2.3. Job Location. The primary job location for the Employee shall be in Beijing, China, though frequent business trips will be necessary to assist in the establishment of Company branches in other locations.

2.4. Company Powers. Both Parties agree that having fully qualified persons functioning in their assigned positions is a key element in the sustained development of the Company. Therefore, both Parties understand and agree that the Company enjoys the right to make adjustments to the Employee’s position and responsibilities if and when the Company deems such adjustments appropriate.

Article 3

Work Facilities and Occupational Safety

3.1. The Company, in compliance with the relevant labor laws and regulations, shall provide the Employee with an appropriate job location, facilities, equipment, and protection items, and shall guarantee the Employee’s safety and health at work.

Article 4

Salary and Bonus

4.1. Salary. The Company shall pay a monthly gross salary of RMB 15,848.00 (which includes the Employee’s social security contributions, personal income tax, and housing allowance) to the Employee for work done in the position of COO, as indicated in Article 2.2 of this Labor Contract. The Company shall withhold and pay income tax on the above total gross income on behalf of the Employee, in accordance with the relevant tax laws and regulations of China. Eighty percent (80%) of the monthly gross salary shall be paid to the Employee on a monthly basis; the remaining twenty percent (20%) shall be paid as a lump sum in the first month of the next fiscal year, provided the Company reaches its annual profit target. The Company is responsible for deduction of the Employee’s personal income tax.

4.2. Bonus. Based on the performance of the Company, an annual bonus shall be payable to the Employee, and shall be calculated as follows: five percent (5%) net profit after taxation shall be paid to the management team and key employees as an annual bonus at the first quarter of the next fiscal year, provided the Company reaches its annual profit target. The distribution rate to individuals shall be determined by the management team based on each individual’s corresponding contributions.

Article 5

Work Time, Official Holidays, and Paying Vacations

5.1. Work Time. The Employee shall work five (5) days per week, eight (8) hours per working day, and shall work overtime as may be required by specific circumstances.

5.2. Official Holidays and Paying Vacation.

5.2.1. The Employee shall enjoy the official holidays of China with payment. The official holidays of China are as follows: New Year’s Day, Spring Festival, May Day, and the National Day.

5.2.2. The Employee shall enjoy annual leave of ten (10) business days with payment.

Article 6

Insurance and Welfare

6.1. Both Parties shall pay for their respective social insurance as required by relevant regulations of the State and local government.

6.2. The Employee shall enjoy paid maternity leave and other paid vacation, as provided by relevant labor laws and regulations.

6.3. The Company shall comply with relevant labor laws and regulations in discharging its obligations in the case of the Employee’s sick leave or medical treatment for either work-related or non-work-related diseases and/or injuries.

Article 7

Occupational Discipline

7.1. In performing his duties under this Labor Contract, the Employee shall strictly obey all laws and regulations, as well as all the internal management rules and principles as may be drawn up from time to time by the Company. The basic management rules, principles, and disciplinary standards of the Company are set in the Employee Manual of the Company, which shall be complied with by the Employee as an inseparable part of this Labor Contract.

7.2. The Employee shall participate in relevant training programs, as required from time to time by the Company, and shall take the initiative to promote his professional skills.

Article 8

Amendment and Termination of the Labor Contract

8.1. The Company shall be entitled to terminate this Labor Contract without prior notice to the Employee if:

8.1.1. The Employee has seriously violated the labor disciplines or management rules prescribed by the Company;

8.1.2. The Employee has committed serious dereliction of duties or malpractice, which has caused severe loss of the Company’s interest; or

8.1.3. The Employee has been convicted of a crime.

8.2. The Company shall be entitled to terminate this Labor Contract upon thirty (30) days prior written notice to the Employee if:

8.2.1. The Employee is unable to perform his originally assigned job, or any other job as may be reassigned by the Company in accordance with Article 2.4 of this Labor Contract, upon the completion of medical treatment of a disease or non-work-related injury;

8.2.2. The Employee is unqualified for the originally assigned job and is still proven unqualified after professional training and/or reassignment by the Company;

8.2.3. The circumstances upon which this Labor Contract was entered into have undergone material changes such that performance of this Labor Contract becomes impossible, and no agreement can be reached by the Parties as to a modification of this Labor Contract to correspond with such change in circumstance; or

8.2.4. After a successful initial public offering outside of China of e-Future Information Technology Inc. (“e-Future Cayman”), the Company’s shareholder, the Employee is dismissed due to a job reassignment.

8.3. If the Company terminates this Labor Contract according to Article 8.2.4, the Company must pay to the Employee a compensation fee in a cash lump sum within five (5) days after the decision to dismiss the Employee is made by the Board of Directors or by any other competent decision-making body. This compensation fee shall be calculated as the Employee’s monthly salary for the immediately preceding month, multiplied by the number of years the Employee actually worked for the Company (if less than one year, the number of years worked shall be regarded as one year).

8.4. If, after a successful initial public offering outside of China of e-Future Cayman, the Employee leaves his position due to a job reassignment, the Company shall negotiate with the Employee in order to execute a new Labor Contract. Meanwhile, the Company shall pay to the Employee a compensation fee in a cash lump sum within five (5) days after the decision to adjust the Employee’s job position is made by the Board of Directors or by any other competent decision-making body. This compensation fee shall be calculated as six times the balance between the Employee’s salary for the immediately preceding month and the Employee’s monthly salary for his new position.

8.5. The Employee shall be entitled to terminate this Labor Contract upon thirty (30) days prior written notice to the Company. If, after a successful initial public offering outside of China of e-Future Cayman, the Employee terminates this Labor Contract voluntarily, the Company shall not be responsible for paying any compensation fees to the Employee.

8.6. The Employee shall be entitled to terminate this Labor Contract at any time, upon notification of the Company, if the Company fails to pay the Employee the salary and/or provide the Employee with working conditions as prescribed by this Labor Contract.

Article 9

Confidentiality

9.1. The Employee, in accordance with his job responsibilities, may be advised of the following business secrets of the Company (collectively, the “Business Secrets”):

9.1.1. Product techniques, software programs, know-how, and other technical secrets necessary for the Employee’s accomplishing of objectives set by the Company;

9.1.2. The financial position, operation status and accounting data of the Company, to the extent that the above information can assist the Employee in performing his job responsibilities;

9.1.3. The Company’s transaction secrets, including lists of clients and distribution channels, as well as management strategies in relation to its transactions, to the extent they are either acquired by the Employee or within his job responsibilities; and

9.1.4. The Company’s business information, documents and files, and/or other secrets the Employee may have access to in his assigned position.

9.2. The Employee shall use the Business Secrets only for the performance of this Labor Contract and, in using the Business Secrets, may disclose the Business Secrets only to other employees, as designated by the Company, and then only to the extent necessary for the completion of the assigned job. The Employee shall keep confidential the Business Secrets which he becomes privy to in his assigned position, either during or after the expiration or termination of this Labor

Contract, and shall not, except for the aforesaid work-related disclosure, disclose the Business Secrets to any third party unless the Company expressly consents to such disclosure.

9.3. Upon termination of this Labor Contract, the Employee shall return to the Company all the materials which record or in any way carry the Business Secrets, as well as any and all copies and/or duplicates thereof, or destroy them immediately upon such instruction by the Company.

9.4. The Employee shall not, within six (6) months of termination of this Labor Contract, engage in any other employment in the same field in which he worked for the Company, or with similar job responsibilities to those undertaken during the course of his employment with the Company, which may give rise to opportunities to use the Business Secrets for the benefit of a third party in any manner; nor shall the Employee use the Business Secrets by engaging in secondary jobs, publishing papers, or engaging in any other conduct which may disclose the Business Secrets in an indirect manner.

Article 10

Labor Disputes

10.1. In the case of any dispute arising out of the execution or performance of this Labor Contract, both Parties shall first make their best effort to resolve the dispute through friendly consultation. If no settlement can be reached through consultation and if either Party wishes to initiate labor arbitration, the dispute shall be submitted to a labor-dispute-arbitration commission where the Company is located.

10.2. Either Party shall be entitled to file a lawsuit with the competent local court against the arbitration award rendered by the labor-dispute-arbitration commission.

Article 11

Miscellaneous

11.1. This Labor Contract is created in accordance with Chinese laws and regulations and is legally binding as between the Parties hereto.

11.2. Matters not included within this Labor Contract, but which are connected to the employment relationship between the Parties, shall be governed by the relevant labor laws and regulations of the State and/or the local Beijing government.

11.3. This Labor Contract is written in both Chinese and English, and both versions shall have the same legally binding effect.

IN WITNESS WHEREOF, the Employee and the Company have entered into this Labor Contract as of the date and year first above written. This Labor Contract has been executed in two (2) originals, one for each Party respectively.

EMPLOYEE

/s/ Hongjun Zou
Hongjun Zou

e-FUTURE (BEIJING) TORNADO INFORMATION TECHNOLOGY, INC.

By:	/s/ Adam Yan
Adam Yan
President and CEO